LAW OFFICES OF MICHAEL S. DEBENON

5000 Birch Street
West Tower, Suite 3000
Newport Beach, CA 92660
Office: (949) 475-6872 Direct: (949) 929-6021

Michael S. DeBenon
msd@debenonlaw.com
Fax: (602) 513-7148

December 23, 2020

DATA443 RISK MITIGATION, INC.
101 J Morris Commons Lane
Suite 105
Morrisville, NC 27560

Re: S-1 Filing

Ladies and Gentlemen:

We have acted as counsel for DATA443 RISK MITIGATION, INC., a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's registration statement on Form S-1 (the "S-1") relating to the registration of 2,666,667 shares of common stock (the "Shares") of the Company, par value \$0.001 per share ("Common Stock"), that may be offered for sale from time to time by the selling stockholder identified in the S-1 as Triton Funds, LP (the "Selling Stockholder"), on the terms and conditions set forth in the Post-Effective Amendment. This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have examined the S-1. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate. We have also assumed the genuineness of all signatures; the legal capacity of natural persons; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies; and, the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that as of the date of this letter, (i) the Company is a corporation duly organized and validly existing under the laws of the State of Nevada; and, (ii) the Shares covered by and to be sold pursuant to the Post-Effective Amendment, when issued upon receipt by the Company of the agreed-upon consideration therefore, will be duly authorized, and, upon the sale thereof under the Post-Effective Amendment, will be duly authorized, validly issued, fully paid, and non-assessable shares of Common Stock of the Company.

This opinion is limited to the laws of the State of Nevada and federal law as in effect on the date of this letter, exclusive of state securities and blue-sky laws, rules and regulations, and to all facts as they presently exist. We express no opinion with respect to any other laws. This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment (as Exhibit 5.1). I hereby further consent to the use of my name under the caption "Interests of Named Experts and Counsel" in the prospectus comprising part of the Post-Effective Amendment.

Very truly yours,

Michael S. DeBenon

MSD:cl